ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT, dated as of August 20, 1998, by and among APPLE SOUTH, INC., a Georgia corporation ("Seller"), WHG REAL ESTATE SOUTH, LLC, a Wisconsin limited liability company ("Purchaser"), and WISCONSIN HOSPITALITY GROUP, LLC, a Wiscosin limited liability company ("Hospitality"),

                              W I T N E S S E T H :

     WHEREAS, Seller owns and operates a number of Applebee's Neighborhood Grill & Bar ("Applebee's") franchise restaurants; and

     WHEREAS, Seller desires to sell to Purchaser certain Applebee's restaurants and related property, and Purchaser desires to purchase such assets, all on the terms and subject to the conditions set forth herein;

     WHEREAS, Hospitality will provide certain management services to Purchaser after such sale and purchase, and in connection therewith, Hospitality desires to make certain agreements with Seller as set forth herein;

     NOW,  THEREFORE,  in  consideration  of the  premises  and  other  good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

                            ARTICLE I - DEFINITIONS

     1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

     "Action" shall mean any action, suit, litigation, complaint, counterclaim, claim, petition, mediation contest, or administrative proceeding, whether at law, in equity, in arbitration or otherwise, and whether conducted by or before any Government or other Person.

     "ADIs" shall mean Arbitron Rating Areas of Dominant Influence.

     "ADI Personnel" shall have the meaning set forth in Section 4.4.

     "Assets" shall mean all of Seller's rights and interests in, to, or under the following:

     (i) all tangible personal property of any kind located in the Restaurants or on the Real Property, including, but not limited to, equipment, appliances, machinery, tables, chairs, other furniture, bars, tableware, cookware, utensils, furnishings, signage, leasehold improvements, fixtures, uniforms, supplies, food and beverage inventory (including beer, liquor, and wine inventory), and advertising and promotional materials; as set forth in Schedule 1.1(i).

     (ii) $1,500 cash in each Restaurant;

     (iii) all prepaid items relating exclusively to the Business;

     (iv) all assignable Permits;

     (v)all   assignable   rights  under   express  or  implied   warranties  of
manufacturers, distributors, or retailers relating to the Assets;

     (vi)all of Seller's supplier lists, demographic, statistical, and other information related exclusively to the Business;

     (vii) the Contracts and Leases;


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     (viii) the Owned Real Property; and

     (ix)all records and files related to the Real Property such as rent calculations, landlord correspondence, purchase agreements, deeds, construction documents, title reports, environmental and engineering reports, appraisals, surveys, etc.

     "Assets" shall not include cash in the Restaurants in excess of $1,500 per Restaurant, bank accounts, or any other property, tangible or intangible, real or personal, not described above.

     "Assumed Liabilities" shall mean (i) all obligations of Seller that accrue after the Closing under the terms of the Contracts and Leases, (ii) all obligations of Seller under the Contracts and Leases that accrue prior to the Closing but which are not due for payment until after the Closing and which are taken into account in computing the Purchase Price pursuant to Section 2.3,
(iii) obligations arising after the Closing under any Permits which are assigned to Purchaser, (iv) all Property Taxes and all other obligations with respect to the Assets that accrue prior to the Closing but which are not due for payment until after the Closing and which are taken into account in computing the Purchase Price pursuant to Section 2.3, (v) all Property Taxes and all other obligations with respect to the Assets that accrue after the Closing, (vi) gift certificates issued by Seller prior to Closing, (vii) accrued but unvested vacation of ADI Personnel assumed pursuant to Section 6.3(c), and (viii) all obligations assumed by Purchaser with respect to Seller's development sites under Section 4.7 not otherwise assumed hereunder or covered by an increase in the purchase price pursuant to Section 2.3. Assumed Liabilities shall not include any liability, obligation, payment, duty, or responsibility of any nature except as expressly described above and specifically shall not include
(i) liabilities or obligations of Seller arising out of any breach by Seller of any of the Contracts or Leases; (ii) except as provided in clauses (ii) or (iv) above, liabilities or obligations of Seller under any of the Contracts or Leases or with respect to the Owned Real Property or other Assets that accrue in any such case prior to the Closing; (iii) any liabilities or obligations of Seller under the Franchise Agreements; (iv) any liability of Seller for product liability, personal injury, property damage, or otherwise based on any tort claim or statutory liability (including but not limited to any "dram shop" liability); (v) any federal, state, or local tax liability of Seller except to the extent expressly assumed hereunder, (vi) any contractual claim based on any lease, contract, or agreement other than the Contracts and Leases; (vii) any liability, obligation, or responsibility of Seller to Seller's employees, agents, or independent contractors with respect to wages, salaries, bonuses, or other compensation or benefits earned or accrued prior to the Closing (except for accrued but unvested vacation assumed pursuant to Section 6.3(c)); (viii) any liability or obligation of Seller arising out of the negotiation, execution, or performance of this Agreement, including fees and expenses of attorneys and accountants, except as otherwise expressly provided herein, (ix) any liability or obligation of the Seller which accrues in connection with the litigation set forth on Schedule 3.10.

     "Bill of Sale and Assignment Agreement" shall mean an instrument in substantially the form of Exhibit A hereto pursuant to which the Assets (except for the Owned Real Property) will be transferred and assigned to Purchaser at the Closing and pursuant to which Purchaser will assume the Assumed Liabilities.

     "Business" shall mean the business of owning and operating the Restaurants and developing and opening new Applebee's Neighborhood Grill & Bar restaurants in the Territory, as conducted prior to the Closing by Seller pursuant to the Franchise Agreements.

     "Closing" shall have the meaning set forth in Section 2.6 hereof.

     "Closing Date" shall mean the time and date that the Closing occurs.


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     "Code"  shall mean the United  States  Internal  Revenue  Code of 1986,  as
amended, and all regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

     "Consents" shall mean all consents, approvals, and estoppels of others which are required to be obtained in order to effect the valid assignment, transfer, and conveyance to Purchaser of the Material Contracts and the Leases without resulting in any default thereunder.

     "Contracts" shall mean all contracts, agreements, and leases of equipment or other personal property that relate exclusively to the Business; provided, however, that the Franchise Agreements are not included within the meaning of "Contracts."

     "Deeds" shall mean special warranty deeds or limited warranty deeds to convey good and marketable fee simple title to the Owned Real Property, with the warranty of title contained therein limited to the claims of Persons claiming by, through or under Seller, but not otherwise. "Development Costs" shall mean
(i) all of Seller's out-of-pocket costs paid in connection with the development and acquisition of the new restaurant sites in the Territory set forth in
Schedule 4.7 capitalized in accordance with generally accepted accounting principles and Seller's historical practices including, but not limited to, the purchase price paid for real estate; acquisition and closing costs, such as legal fees, engineering fees, surveys, transfer taxes, title policies, and the like; environmental investigation costs; the cost of permits, approvals, variances, or rezonings; construction period insurance; and (ii) Seller's internal costs capitalized in connection with such development efforts in accordance with Seller's historic practices.

     "Disclosure Memorandum" shall mean the set of numbered schedules referencing Sections of this Agreement delivered by Seller and dated of even date herewith, as supplemented by new or amended schedules delivered by Seller prior to the Closing.

     "DR Holdings Tracts" shall mean the three parcels of real property located at 5100 76th Street, Greendale, Wisconsin, 900 Hansen Road, Ashwaubenon, Wisconsin and 660 S. Whitney Road, Madison, Wisconsin which are subject to leases, but which Seller shall cause to be conveyed to Purchaser in fee simple at the Closing.

     "Effective Time" shall have the meaning set forth in Section 2.5 hereof.

     "Employee Records" shall mean copies of Seller's employee records of those current employees of Seller who are employed by Purchaser as of the Closing;

     "Environmental Laws" shall mean all federal, state, municipal, and local laws, statutes, ordinances, rules, regulations, conventions, and decrees relating to the environment, including without limitation, those relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic, or Hazardous Materials or wastes of every kind and nature into the environment (including without limitation ambient air, surface water, ground water, soil, and subsoil), or otherwise relating to the manufacture, generation, processing, distribution, application, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic, or hazardous substances or wastes, and any and all laws, rules, regulations, codes, directives, orders, decrees, judgments, injunctions, consent agreements, stipulations, provisions, and conditions of Environmental Permits, licenses, injunctions, consent agreements, stipulations, certificates of authorization, and other operating authorizations, entered, promulgated, or approved thereunder.

     "Environmental Permits" shall mean all permits, licenses, certificates, approvals, authorizations, regulatory plans or compliance schedules required by


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applicable  Environmental Laws, or issued by a Government pursuant to applicable
Environmental  Laws,  or  entered  into by  agreement  of the party to be bound,
relating  to  activities  that  affect  the   environment,   including   without
limitation,   permits,  licenses,   certificates,   approvals,   authorizations,
regulatory plans and compliance  schedules for air emissions,  water discharges,
pesticide  and  herbicide  or  other  agricultural   chemical  storage,  use  or
application, and Hazardous Material or Solid Waste generation, use, storage, treatment and disposal. "Forum" shall mean any federal, state, local, municipal, or foreign court, governmental agency, administrative body or agency, tribunal, private alternative dispute resolution system, or arbitration panel.

     "Financing Commitment" shall have the meaning set forth in Section 6.4.

     "Franchise Agreements" shall mean those development  agreements,  franchise
agreements,   and  other  agreements  between  Seller  and  Franchisor  relating exclusively to the Territory.

     "Franchisor" shall mean Applebee's International, Inc.

     "Financial Statements" shall have the meaning set forth in Section 3.8.

     "Government" shall mean any federal,  state, local,  municipal,  or foreign
government   or   any   department,    commission,    board,   bureau,   agency,
instrumentality, unit, or taxing authority thereof.

     "Hazardous  Material" shall mean all substances and materials designated as
hazardous  or  toxic  as  of  the  date  hereof   pursuant  to  any   applicable
Environmental Law.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Knowledge of Seller" (or words of like effect) when used to qualify a representation, warranty, or other statement shall mean the actual knowledge of Seller's directors of operations for the Territory and all management of Seller senior thereto after due inquiry of the Restaurant managers in the Territory; provided that Seller shall have no knowledge of any condition or circumstance which would cause Seller to modify its representations and warranties.

     "Leases" shall mean the leases of real property and improvements described on Schedule 1.1B and any leases subsequently entered into and pertaining to new restaurants being developed pursuant to Section 4.7.

     "Liquidated  Damages"  shall have the  meaning  set forth in  Section  2.10 hereof.

     "Material Contracts" shall mean all Contracts that involve monetary obligations of Seller of more than $12,000 per year and that are not cancelable by Seller upon thirty days notice or less without penalty or liquidated damages, a list of which are set forth on Schedule 1.1D.

     "Minor Contracts" shall mean all Contracts that are not Material Contracts.

     "Orders" shall mean all applicable orders, writs, judgments, decrees, rulings, consent agreements, and awards of or by any Forum or entered by consent of the party to be bound.

     "Owned Real Property" shall mean those tracts and parcels of land owned by Seller on which a Restaurant is located (all of which tracts and parcels are described in Schedule 1.1C) or which is being held for development pursuant to
Section 4.7 and which Purchaser elects to acquire pursuant to Section 6.5 and all buildings, fixtures, signs, parking facilities, and other improvements located thereon and appurtenances thereto. For the purposes of this Agreement, "Owned Real Property" will include the DR Holdings Tracts.


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     "Permits"  shall  mean all  rights of Seller  under any  liquor,  alcoholic beverage, beer and wine licenses, other licenses of every kind, certificates of occupancy, and permits or approvals of any nature, from governmental and
regulatory   authorities   which  relate   exclusively  to  the  Business,   the
Restaurants, or the Real Property.

     "Permitted Encumbrances" shall mean, in the case of all Real Property, (i) such easements, restrictions, covenants, and other such encumbrances which are shown as exceptions on the Title Commitments and any other encumbrances of record as of the effective date of the Title Commitments, (ii) ordinances
(municipal and zoning), (iii) survey matters, and (iv) such easements, restrictions, covenants, and other encumbrances which become matters of public record after the effective date of the Title Commitments and before the Closing, in each such case, to the extent that such encumbrances could not reasonably be expected to materially interfere with or impair Purchaser's use of the Real Property for Applebee's Neighborhood Grill & Bar Restaurants or that are waived, or deemed to be waived, by Purchaser pursuant to Section 7.1(a). Permitted Encumbrances shall include in the case of both Real Property and personal property all liens for taxes not yet due and payable. Notwithstanding the foregoing, Permitted Encumbrances shall not include (i) any judgments for money against Seller relating to the Real Property nor (ii) any judgments for money relating to the owned Real Property, which becomes matters of public record or are known to the Seller prior to the Closing.

     "Person" shall include an individual,  a  partnership,  a joint venture,  a
corporation,   a  limited   liability   company,   a  trust,  an  unincorporated
organization, a government, and any other legal entity.

     "Property Taxes" shall mean all ad valorem, real property, and personal property taxes, all general and special private and public assessments, all other property taxes, and all similar obligations pertaining to the Assets.

     "Real Property" shall mean the land and improvements comprising the Owned Real Property and all land and improvements subject to Leases.

     "Restaurants" shall mean the 19 Applebee's Neighborhood Grill & Bar restaurants operated by Seller at the locations set forth on Schedule 1.1A.

     "Schedules" shall mean the numbered sections of the Disclosure Memorandum. "Seller Plans" shall have the meaning set forth on Schedule 3.15.

     "Solid Waste" shall mean any garbage, refuse, sludge from a waste treatment plant, water supply treatment plant, or air pollution control facility, and other discarded material, including solid, liquid, semisolid, or contained gaseous material resulting from industrial, commercial, mining, and agricultural operations, and from community activities.

     "Termination Date" shall mean August 24, 1998.

     "Territory" shall mean portions of the ADIs consisting of Milwaukee, Wisconsin, Greenbay/Appleton, Wisconsin and/or Madison, Wisconsin, as set forth on Schedule 1.1E.

     "Title Commitments" shall have the meaning set forth in Section 7.1(a).

     "Title Policies" shall mean the Owner's Title Policies and the Lessee's Title Policies as defined in Section 7.1(a).


                         ARTICLE II - PURCHASE AND SALE

     2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Seller shall sell, transfer, and assign to Purchaser all of Seller's right, title, and interest in and to the Assets


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free and clear of any mortgage, security interest, lien, charge, claim, or other encumbrance of any nature except the Permitted Encumbrances, and Purchaser shall purchase the Assets from Seller for the Purchase Price set forth in Section 2.3.

     2.2 Assumption of Liabilities. As of the Effective Time, Purchaser shall assume all of the Assumed Liabilities. Except for the Assumed Liabilities, Purchaser does not hereby assume or agree to assume or pay any obligations, liabilities, indebtedness, duties, responsibilities, or commitments of Seller or any other Person, of any nature whatsoever, whether known or unknown, absolute or contingent, due or to become due. Seller covenants and agrees to pay and discharge all liabilities and obligations of the Seller and/or the Business which are not specifically assumed by the Purchaser hereunder.

     2.3 Purchase Price. The purchase price for the Assets (the "Purchase Price") shall be $15,885,420 million as adjusted as follows:

     (a) The amount of the purchase price shall be increased by (i) all Property Taxes accruing with respect to the Assets after the Closing that have been paid by Seller prior to Closing; (ii) all amounts paid by Seller under the Contracts and Leases that pertain to periods after the Closing; (iii) any other prepaid expenses pertaining to the Business (such as telephone expenses, advertising expenses, utility charges, and the like) to the extent that the same will benefit Purchaser after the Closing; (iv) an amount equal to Seller's cost of those Assets consisting of food, beverage (including beer, wine, and liquor), new uniforms, paper, and supplies inventory as determined by the parties' joint inventory at the close of business on the day prior to the Closing Date provided that the cost of such inventory shall not exceed $15,000 per restaurant; and (v) if the Purchaser elects to acquire the development sites for new restaurants set forth in Schedule 4.7 (the "Development Sites"), the amount of Seller's Development Costs.

     (b) The amount of the purchase price shall be decreased by (i) all Property Taxes accruing with respect to the Assets prior to the Closing that are due and payable after the Closing and that have not been paid as of the Closing, (ii) all amounts payable under the Contracts and Leases that pertain to periods before the Closing but are due and payable after the Closing and that have not been paid as of the Closing, and (iii) the cost of unused vacation accrued but unvested as of the Closing Date by ADI Personnel hired by Hospitality the cost of which is being assumed by Purchaser pursuant to Section 6.3(c).

     (c) The amount of the purchase price shall be further adjusted to reflect any expense paid by one party which the other party has agreed to pay or share pursuant to Section 10.1 or otherwise pursuant to this Agreement.

     (d) Notwithstanding the foregoing, the parties agree that with respect to Property Taxes, such Property Taxes shall be prorated between Seller and Purchaser in accordance with the amount of Property Taxes due for the same period in 1997, as set forth in the taxes bills received by Seller from the relevant governmental authorities. The parties agree to make any adjustments necessary to ensure that the Property Taxes have been allocated in accordance with clauses (a)(i) and (b)(i) above as soon as practicable upon receipt of bills received from the relevant governmental authorities, for Property Taxes due with respect to the Assets for 1998.

     The foregoing adjustments shall be calculated by the parties and set forth on Exhibit B which shall be signed by both parties at Closing. The Purchase Price shall be paid by Purchaser on the Closing Date by wire transfer of immediately available funds to an account designated by Seller and shall be received by Seller in such designated account no later than 4:00 p.m. Eastern Time on the Closing Date.

     2.4 Deliveries at the Closing. (a) At the Closing, Seller shall deliver to Purchaser the following:


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     (i) A  certificate  executed  by  Seller,  dated  as of the  Closing  Date, certifying in such detail as Purchaser may reasonably request that subject to the matters disclosed in the Disclosure Memorandum, as it may be supplemented by Seller from time to time, all representations and warranties of Seller in this Agreement are true in all material respects as of the Closing Date as though made on and as of the Closing Date and that Seller shall have performed in all respects the covenants of the Seller contained in this Agreement required to be performed on or prior to the Closing.

     (ii) A certificate of the Secretary or an Assistant Secretary of Seller, dated as of the Closing Date, certifying in such detail as Purchaser may reasonably request (A) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of Seller authorizing the execution, delivery, and performance of this Agreement, the Bill of Sale and Assignment Agreement, and the Deeds, and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement, and (B) as to the incumbency and specimen signature of each officer of Seller executing this Agreement, the Bill of Sale and Assignment Agreement, the Deeds, and any certificate or instrument furnished pursuant hereto, and a certification by another officer of Seller as to the incumbency and signature of the officer signing such certificate;

     (iii) The opinion of Kilpatrick Stockton LLP, counsel to Seller, in substantially the form of Exhibit C hereto;

     (iv) The Bill of Sale and Assignment Agreement, duly executed by Seller;

     (v) The Consents;

     (vi) The Deeds, duly executed by Seller or in the case of the three DR Holdings Tracts by the owner thereof;

     (vii) Transfer returns for Wisconsin real estate transfers;

     (viii) A non-foreign Status Affidavit duly executed by Seller;

     (ix) An Owner's Affidavit duly executed by Seller;

     (x) A Gap Affidavit duly executed by Seller;

     (xi) A Cross-Receipt acknowledging receipt of the Purchase Price duly executed by Seller; and

     (xii) Any other documents that Purchaser may reasonably request at least three days prior to the Closing in order to effectuate the transactions contemplated hereby.

     (b) At the Closing Purchaser shall deliver to Seller the following:

     (i) A certificate executed by Purchaser, dated as of the Closing Date, certifying in such detail as Seller may reasonably request to the fulfillment of the conditions specified in Sections 7.3(a) and (b) hereof;

     (ii) A certificate of the Secretary or an Assistant Secretary of Purchaser, dated as of the Closing Date, certifying in such detail as Seller may request
(i) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the Bill of Sale and Assignment Agreement, and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement, and (ii) as to the incumbency and specimen signature of each officer of Purchaser executing this Agreement, and any certificate or instrument furnished pursuant hereto or to be furnished in connection herewith as of the Closing Date, and a certification by another officer of Purchaser as to the


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incumbency and signature of the officer signing such certificate;

     (iii) The funds constituting the Purchase Price;

     (iv) The Bill of Sale and Assignment Agreement, duly executed by Purchaser;

     (v) The opinion of Godfrey & Kahn, S.C., counsel to Purchaser, in substantially the form of Exhibit D hereto;

     (vi) A Cross-Receipt acknowledging receipt of the Assets duly executed by Purchaser; and

     (vii) Any other documents that Seller may reasonably request at least three days prior to the Closing.

     (c) At the Closing, Seller shall deliver to Hospitality the Employee Records, subject to execution of a release by each affected employee allowing for the disclosure of such files.

     (d) At the Closing, Hospitality shall deliver to Seller:

     (i) A certificate executed by Hopsitality, dated as of the Closing Date, certifying in such detail as Seller may reasonably request to the fulfillment of the conditions specified in Sections 7.3(a) and (b) hereof; and

     (ii) A certificate of the Secretary or an Assistant Secretary of Hospitality, dated as of the Closing Date, certifying in such detail as Seller may request (i) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of Hospitality authorizing the execution, delivery and performance of this Agreement, and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement, and (ii) as to the incumbency and specimen signature of each officer of Hospitality's executing this Agreement, and any certificate or instrument furnished pursuant hereto or to be furnished in connection herewith as of the Closing Date, and a certification by another officer of Hospitality as to the incumbency and signature of the officer signing such certificate.

     2.5 Transfer of Operations. Purchaser shall be entitled to immediate possession of, and to exercise all rights arising under, the Assets from and after the time that the Restaurants open for business on the Closing Date, and operation of the Restaurants shall transfer at such time (the "Effective Time"). Except as expressly provided in this Agreement, all profits, losses, liabilities, claims, or injuries arising before the Effective Time shall be solely to the benefit or the risk of Seller. All such occurrences after the Effective Time shall be solely to the benefit or the risk of Purchaser. The risk of loss or damage by fire, storm, flood, theft, or other casualty or cause shall be in all respects upon Seller prior to the Effective Time and upon the Purchaser thereafter.

     2.6 Closing. The closing of the transactions described in this Article II (the "Closing") shall take place at the offices of Godfrey & Kahn, S.C., 780 North Water Street, Milwaukee, Wisconsin, at 10:00 a.m. on August 24, 1998, or on such other date and time as may be mutually agreed upon by the parties hereto.

     2.7 Allocation of Purchase Price. The Purchase Price shall be allocated among the various Assets as set forth on Exhibit E hereof. The allocation contained in Exhibit E shall be subject to adjustments mutually agreed upon by Purchaser and Seller at closing to reflect adjustments to the Purchase Price. Each party hereby agrees that it will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is inconsistent with the terms of this
Section 2.7.

     2.8 Further Assurances. From time to time after the Closing at Purchaser's request and expense, Seller shall execute, acknowledge, and deliver to Purchaser such other instruments of conveyance and transfer and shall take such other actions and execute and deliver such other documents, certifications, and further assurances as Purchaser may reasonably require to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Assets, or to better enable Purchaser to complete, perform and discharge the Assumed Liabilities. Each party hereto will cooperate with the other and execute and deliver to the other party hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purpose of this Agreement.

     2.9 Post-Closing Adjustments. As soon as possible after the Closing (but not later than the first anniversary thereof), the parties shall reconcile the actual amount of prorations that were estimated at Closing as well as the accrued but unvested vacation time of Seller's employees assumed by Purchaser hereunder that has actually vested with the estimated amounts thereof. To the extent that the actual amounts differ from the amounts estimated on Exhibit B (Adjustment to Purchase Price) or prorations or adjustments other than those reflected on Exhibit B are discovered after the Closing, the parties agree to remit the correct amount of such items to the appropriate party within 15 days after the same are determined. If Purchaser shall elect to acquire any Development Site after the Closing, then Purchaser shall pay to Seller the Development Costs therefor within 15 days after such election.

     2.10 Delivery of Purchase Price. If the Purchase Price is not delivered by wire transfer of immediately available funds to an account designated by Seller or is not be received by Seller in such designated account no later than 4:00 p.m. Eastern Time on the Closing Date, then such failure of Seller to receive such funds shall constitute a breach of and default under this Agreement by Purchaser. If such a breach and default by Purchaser hereunder occurs then the following shall apply:

     (a) If the Purchase Price is delivered by wire transfer of immediately available funds to the account designated by Seller and is received by Seller in such designated account after 4:00 p.m. Eastern Time on the Closing Date but before 4:00 p.m. Eastern Time on the day immediately following the Closing Date, then Seller's remedies for such breach and default shall be the obligation of Purchaser to pay to Seller the amount of $9,447 (the "Liquidated Damages"). The Liquidated Damages shall be delivered by wire transfer of immediately available funds to the account designated by Seller and shall be received by Seller in such designated account before 4:00 p.m. Eastern Time on the day immediately following the Closing Date. The parties hereto hereby accknowledge and agree that the Liquidated Damages (i) are reasonable, (ii) are the result of the good faith effort by the parties to estimate the actual harm caused by the breach and default by Purchaser specified in this Section, and (iii) have been determined by the parties because of the difficulty of determining and proving actual damages for such breach and default after it occurs.

     (b) If either the Purchase Price or the Liquidated Damages is not delivered by wire transfer of immediately available funds to the account designated by Seller or is not received by Seller in such designated account no later than 4:00 p.m. Eastern Time on the day immediately following the Closing Date, then Seller's remedies for such breach and default shall be (i) the immediate recission of the Closing, including without limitation the immediate reconveyance of the Assets by Purchaser to Seller, and (ii) any other remedies to which Seller shall be entitled under law or equity.


             ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLER

     Subject to the limitations and exceptions set forth in the Disclosure Memorandum dated of even date hereof, as supplemented or amended from time to time by Seller prior to the Closing Date, regardless of whether any Schedule constituting a part of the Disclosure Memorandum is referenced in any specific provision below, Seller hereby represents and warrants to Purchaser as follows:

     3.1 Organization, Qualifications and Corporate Power. Seller is a corporation duly incorporated and organized, validly existing, and in good standing under the laws of the State of Georgia. Seller has the corporate power and authority to execute, deliver, and perform this Agreement, the Bill of Sale and Assignment Agreement, the Deeds, and all other agreements, documents, certificates, and other papers contemplated to be delivered by Seller pursuant to this Agreement.

     3.2 Authorization. The execution, delivery, and performance by Seller of this Agreement, the Bill of Sale and Assignment Agreement, the Deeds, and all other agreements, documents, certificates, and other papers contemplated to be delivered by Seller pursuant to this Agreement have been duly authorized by the Board of Directors of Seller.

     3.3 Non-Contravention. Subject to obtaining the consents to assignment of the Leases and Material Contracts set forth on Schedule 3.3, the execution, delivery and performance of this Agreement will not violate or result in a breach of any term of Seller's Articles of Incorporation or Bylaws, result in a breach of any agreement or other instrument to which Seller is a party (except for defaults under Minor Contracts where the consent of the other party or parties to such contract to the assignment thereof will not be obtained) or violate any law or any order, rule, or regulation applicable to Seller of any Forum having jurisdiction over Seller; and will not result in the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever upon any of the Assets. Except as set forth on Schedule 3.3 and except for consents required under Minor Contracts, the execution, delivery and performance of this Agreement and the other documents executed in connection herewith, and the consummation of the transactions contemplated hereby and thereby do not require any filing with, notice to or consent, waiver or approval of any third party, including but not limited to, any Forum other than any filing required under the HSR Act and the expiration of any applicable waiting period thereunder. Schedule
3.3 identifies separately each notice, consent, waiver, or approval by reference to each Lease and to each Material Contract to which it is applicable.

     3.4 Validity. This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable in accordance with its terms. When the Bill of Sale, Assignment Agreement and the Deeds have been executed and delivered in accordance with this Agreement, they will constitute the legal, valid, and binding obligation of Seller, enforceable in accordance with their terms.

     3.5 Assets. (a) Seller has good and valid title to all of the Assets constituting personal property, free and clear of any and all mortgages, pledges, security interests, liens, charges, conditional sales agreements, and other encumbrances except Permitted Encumbrances.

     (b) The Assets located at each Restaurant constitute all tangible personal property required on site to operate the Restaurant in accordance with the Franchise Agreements and with the historic practices of the Seller.

     (c) There are no assets or property of any nature which are not being transferred to Purchaser hereunder that have been customarily used exclusively in the operation or ownership of the Restaurants other than Permits and software licenses that are not assignable.

     (d) Each Asset constituting tangible personal property is in good operating condition consistent with its age, subject to normal wear and tear and has been maintained in accordance with standard practices.

     (e) The  inventory  on hand:  (i) is  sufficient  for the  operation of the

Business in the ordinary course based on current levels of Operation; (ii) has been purchased in the ordinary course of business consistent in quality and quantity with past practices of the Business; and (iii) is substantially useable and saleable.

     3.6 Contracts and Leases. (a) Each Material Contract and Lease is a valid and subsisting agreement, without any default of Seller thereunder, and to the knowledge of Seller, without any default on the part of any other party thereto. To the knowledge of Seller, no event or occurrence has transpired which with the passage of time or giving of notice or both will constitute a default under any Material Contract or Lease. A true and correct list of each Material Contract and Lease and every amendment thereto or other agreement or document relating thereto is set forth as Schedule 3.6 to this Agreement. True and correct copies of the Material Contracts and Leases (and any amendments thereto) have been provided to Purchaser. At the time of Closing, Seller shall have made all payments and performed all obligations due through the Closing Date under each Contract and Lease, except to the extent that any payment due is set forth on Exhibit B and deducted in calculating the Purchase Price pursuant to Section 2.3.

     (b) No Contract or Lease has been assigned by Seller or any interest granted therein by Seller to any third party, or is subject to any mortgage, pledge, hypothecation, security interest, lien, or other encumbrance or claim.

     (c) Seller's possession of property subject to the Leases has not been disturbed, nor has any claim been asserted against Seller adverse to its rights in such leasehold interests.

     (d) The Contracts have been entered into in the ordinary course of Seller's business and, to Seller's knowledge, contain commercially reasonable terms.

     3.7 Real Property.

     (a) Schedule 3.7(a) sets forth with respect to each Restaurant, its location, whether it is located on Owned Real Property or is on a site subject to a Lease, and whether the improvements are owned or leased.

     (b) The water, electric, gas, and sewer utility services, and storm drainage facilities currently available to each parcel of Real Property are adequate for the operation of the Restaurants as presently operated, and to Seller's knowledge, there is no condition which will result in the termination of the present access from each parcel of Real Property to such utility services and other facilities.

     (c) Seller, or the owner of the DR Holdings Tracts, has obtained all authorizations and rights-of-way which are necessary to ensure vehicular and pedestrian ingress and egress to and from the site of each Restaurant, all of which are assignable and shall be assigned to Purchaser at the Closing.

     (d) Neither Seller nor the holder of the DR Holdings Tracts has received any notice that any Government having the power of eminent domain over any parcel of Real Property has commenced or intends to exercise the power of eminent domain or a similar power with respect to any part of the Real Property.

     (e) The Real Property and the present uses thereof comply with all laws and regulations (including zoning laws and ordinances) of all Governments having jurisdiction over the Real Property and all recorded covenants or restrictions, and Seller has received no notice from any Government alleging that the Real Property or any improvements erected or situated thereon, or the uses conducted thereon or therein, violate any regulations of any Government having jurisdiction over the Real Property.

     (f) To the knowledge of Seller, no work for municipal improvements has been commenced on or in connection with any parcel of Real Property or any street adjacent thereto and no such improvements are contemplated. No assessment for public improvements has been made against the Real Property which remains unpaid. No notice from any Government has been served upon the Real Property or received by Seller, or to the knowledge of Seller received by any owner of any of the Real Property subject to a Lease, requiring or calling attention to the need for any work, repair, construction, alteration, or installation on or in connection with the Real Property which has not been complied with.

     (g) Seller holds all Environmental Permits necessary for conducting the Business and has conducted, and is presently conducting, the Business in compliance with all applicable Environmental Laws and Environmental Permits held by it, including, without limitation, all record keeping and filing requirements. To the Seller's knowledge, all Hazardous Materials and Solid Waste, on, in, or under Real Property have been properly removed and disposed of, and to the Seller's knowledge no past or present disposal, discharge, spill, or other release of, or treatment, transportation, or other handling of Hazardous Materials or Solid Waste on, in, under, or off-site from any Real Property will subject the Purchaser, or any subsequent owner, occupant, or operator of the Real Property to corrective or compliance action or any other liability. There are no presently pending, or to Seller's knowledge, threatened Actions or Orders against or involving Seller relating to any alleged past or ongoing violation of any Environmental Laws or Environmental Permits with respect to the Real Property, nor to Seller's knowledge is Seller subject to any liability for any such past or ongoing violation, nor is Seller subject to any liability for any such past or ongoing violation caused by Seller. Matters referenced above of which Seller has knowledge are referenced on Schedule 3.7(g).

     3.8 Financial Statements. Schedule 3.8 contains for each Restaurant unaudited statements of operations as of the end of the 1997 fiscal year and for each fiscal month ended thereafter through March 29, 1998 for which such statements are available (the "Financial Statements"). The Financial Statements have been prepared in accordance with Seller's historical practices and fairly present the operations of the Restaurants for the periods presented and as of their respective dates.

     3.9 Taxes. All Property Taxes relating to the Assets have been fully paid for 1997 and all prior tax years and there are no delinquent property tax liens or assessments. Seller has also timely filed (or will timely file) all other tax returns and reports of whatever kind pertaining to the Assets and required to be filed by Seller up to the Closing Date and such returns and reports properly reflect or will properly reflect the tax liability of the Seller. Seller has paid (or will timely pay) all taxes of whatever kind, including any interest, penalties, governmental charges, duties, fees, and fines imposed by all governmental entities or taxing authorities and withholding amounts, which are due and payable prior to the Closing Date or for which assessments relating to any period prior to the Closing Date have been received or levied. There are no audits, suits, actions, claims, investigations, inquiries, or proceedings pending or, to Seller's knowledge, threatened against Seller with respect to taxes, interest, penalties, governmental charges, duties, or fines, nor are any such matters under discussion with any governmental authority, nor have any claims for additional taxes, interest, penalties, charges, fines, fees, or duties been received by or assessed against Seller that in any such case affect the Assets. The Seller has not requested any extension of time within which to file returns in respect of any taxes. No tax deficiencies have been proposed or assessed against Seller. For purposes hereof, "tax" or "taxes" means all federal, state, county, local, foreign and other taxes or assessments including, without limitation, income, estimated income, business, occupation, franchise, property (real and personal), sales, employment, gross receipts, use, transfer, ad valorem, profits, license, capital, payroll, employee withholding, unemployment, excise, goods and services, severance, stamp and including interest, penalties and additions in connection therewith for which the Seller is or may be liable.

     3.10 Litigation. Except as set forth on Schedule 3.10, there is no Action or Order pending or, to the knowledge of Seller, threatened against or affecting Seller that pertains to the Restaurants or Business, or any of the Assets before any court or by or before any Forum. The Seller is not subject to any order, writ, judgment, injunction or decree of any governmental authority or instrumentality or any court which would limit or restrict the Seller's right to enter into and carry out this Agreement or the documents or agreements to be entered into in connection herewith or to consummate the transactions contemplated hereby or which would otherwise adversely affect the Business or the Assets.

     3.11 Permits. Seller has all Permits as are necessary to operate the Restaurants and such Permits as set forth on Schedule 3.11 are and will be as of the Closing current and effective. Seller has fulfilled and performed all of its obligations with respect to such Permits, and to the knowledge of the Seller no event has occurred which allows, nor after notice or lapse of time or both would allow, revocation or termination thereof or would result in any other impairment of the rights of the holder of any such Permits.

     3.12 Compliance with Health and Safety Laws. To the knowledge of Seller, Seller is in compliance with all laws, governmental standards, rules and regulations applicable to Seller or to any of the Assets including, but not limited to, the Americans with Disabilities Act and similar state laws, occupational health and safety laws, and environmental laws.

     3.13 Employment Contracts, Etc. Seller is not is a party to any written employment agreements related to the employees at the Restaurants, (or any oral agreements providing for employment other than employment "at will") or any deferred compensation agreements.

     3.14 Labor Matters. Seller is not and never has been a party to any collective bargaining or other labor agreement affecting the Business. To the knowledge of Seller, there is no pending or threatened labor dispute, strike, work stoppage, union representation, election, negotiation of collective bargaining agreement, or similar labor matter affecting the Business. Seller is not involved in any controversy with any group of its employees or any organization representing any employees involved in the Business, and to the knowledge of Seller, Seller is in compliance with all applicable federal and state laws and regulations concerning the employer/employee relationship, including but not limited to wage/hour laws, laws prohibiting discrimination, and labor laws. Seller is in compliance with all of its agreements relating to the employment of its employees, including, without limitation, provisions thereof relating to wages, bonuses, hours of work and the payment of Social Security taxes, and Seller is not liable for any unpaid wages, bonuses, or commissions or any tax, penalty, assessment, or forfeiture for failure to comply with any of the foregoing.

     3.15 Employee Benefits.

     (a) Schedule 3.15 hereto contains a true and complete list of all the following agreements or plans of Seller which are presently in effect and which pertain to any of the ADI Personnel:

     (i) "employee welfare benefit plans" and "employee pension benefit plans," as defined in Sections 3(1) and 3(2), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA");

     (ii) any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, health, hospitalization, medical, life insurance, vision, dental, prescription drug, supplemental unemployment, layoff, automobile, apprenticeship and training, day care, scholarship, group legal benefits, fringe benefits, or other employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or informal, which Sellers maintains or to which Seller has any outstanding, present, or future obligation to contribute to or make payments under, whether voluntary, contingent, or otherwise (the plans, programs, policies, or arrangements described in clauses (i) or (ii) are herein collectively referred to as the "Seller Plans").

     (b) Seller does not presently contribute and has never contributed or been obligated to contribute to a multiemployer plan as defined in section 3(37)(A) of ERISA.

     (c) No Seller Plan is subject to Title IV of ERISA.

     3.16 Accuracy of Schedules, Certificates and Documents. All information concerning Seller contained in this Agreement or in any certificate furnished to Purchaser pursuant to this Agreement or in the Disclosure Memorandum is or will be when furnished both complete and accurate in all material respects; and all documents furnished to Purchaser pursuant to this Agreement which are documents described in this Agreement or in the Disclosure Memorandum are true and correct copies of the documents which they purport to represent.

     3.17 Conduct of Business. Since the end of fiscal year 1997, Seller has conducted the operations of the Business in the ordinary course of business and substantially in accordance with past practice, and has not taken any action that, if taken after the date hereof, would violate Section 4.5.

     3.18 Insurance. The Seller maintains policies of fire and casualty, liability and other forms of insurances and bonds in such amounts, with such deductibles, and against such risks and losses as are reasonable for the Business and the Assets. Each such insurance policy and bond is in full force and effect and Seller has not received notice and is not otherwise aware of any cancellation or threat of cancellation of such insurance or bond.

     3.19 Undisclosed Commitments or Liabilities. There are no commitments or liabilities or obligations relating to the Business, whether accrued, absolute, contingent or otherwise including, but not limited to, guarantees by Seller of the liabilities of third parties for which specific and adequate provisions have not been made on the Financial Statements, except those incurred in or as a result of the ordinary course of business since the end of fiscal year 1997 (none of which ordinary course obligations have had or will have a material adverse effect on the Assets or the Business).

                        ARTICLE IV - COVENANTS OF SELLER

     4.1 Performance of Real Property Leases and Assumed Contracts. Seller shall, through the Closing Date, continue to faithfully and diligently perform each and every continuing obligation of Seller, if any, under each of the Leases and Material Contracts, where the failure to do so would have a material adverse affect on the operations of a Restaurant.

     4.2 Transfer of Licenses and Permits. Seller shall use commercially reasonable efforts to cooperate in assisting Purchaser with the assumption, transfer, or reissuance of any and all Permits required for the operation of the Restaurants, including without limitation making available ADI Personnel required therefor.

     4.3 Liabilities of Seller. All liabilities of Seller related to the Assets which are not Assumed Liabilities will be promptly paid by Seller as they come due.

     4.4 Agreements Respecting Employees of Seller.

     (a) Prior to the Effective Time without the prior written approval of Purchaser and Hospitality, Seller shall not transfer or reassign to operations outside the Business any employee exclusively involved in the operation or supervision of the Restaurants ("ADI Personnel") At the Effective Time, Seller shall terminate the employment of all ADI Personnel. For a period of twelve months following the Closing, neither Seller nor Hospitality shall hire any person who was an employee of Purchaser within the previous three months. For a period of eighteen months following the Closing, neither Seller nor Hospitality shall solicit for employment any person who is an employee of Purchaser.

     (b) Seller shall be solely responsible for any severance amounts due or granted by Seller to any ADI Personnel.

     (c) Seller, Purchaser, and Hospitality shall cooperate in the transition of coverage of ADI Personnel from Seller's health, medical, life insurance and other welfare plans to plans maintained by Hospitality.

     4.5 Conduct of Business. (a) From the date hereof until Closing, Seller shall (i) operate the Restaurants as they are currently being operated and in the ordinary course of business and in compliance with all terms and conditions of the Franchise Agreements, using commercially reasonable efforts in keeping with Seller's historical practices to preserve and maintain the services of its employees and its relationships with suppliers and customers, (ii) pay all bills and debts incurred by it related to the Business promptly as they become due, and (iii) consult in advance with Purchaser on all decisions outside the ordinary course of business relating to the Assets or the Restaurants.

     (b) In particular, and without limiting the foregoing, with respect to the Business, Seller shall:

     (i) maintain the Assets consistent with past practices and in good operating condition consistent with their age;

     (ii) continue to purchase and maintain inventories for each Restaurant in such quantities and quality as necessary to operate the Restaurants in accordance with Seller's historical practice;

     (iii) continue to operate the Restaurants in accordance with all material applicable local, state, and federal laws and regulations; and

     (c) Further, with respect to the Restaurants, Seller shall not, without the express prior written approval of Purchaser:

     (i) change in any material manner the ownership of the Assets; or directly or indirectly, solicit or entertain any offer from or negotiate with or in any manner engage, discuss, accept or consider any proposal from any other person relating to the acquisition of the Assets;

     (ii) increase the rate of compensation to ADI Personnel beyond the usual and customary annual merit increases or bonuses under established compensation plans, except for payments under the stay-bonus plan which will be paid within six weeks after the end of the month in which the Closing occurs;

     (iii) mortgage, pledge, or subject to lien (except in connection with development efforts pursuant to Section 4.7 in the ordinary course of business) any of the Assets;

     (iv) sell or otherwise dispose of any Asset except in the ordinary course of business;

     (v) enter into any Material Contract except in the ordinary course of business;

     (vi) other than in the ordinary course of business, cancel or terminate or consent to or accept any cancellation or termination of any Material Contract or Lease, amend or otherwise modify any of its material terms or waive any breach of any of its material terms or provisions or take any other action in connection with any Material Contract or Lease that would materially impair the interests or rights of Seller to be transferred to Purchaser hereunder.

     (vii) Cancel or terminate or permit to be canceled or terminated its current insurance (or reinsurance) policies or permit any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated, or lapsed policies are in full force and effect.

     4.6 Access to Information. Seller shall afford Purchaser and Hospitality, their counsel, financial advisors, auditors, lenders, lenders' counsel and other authorized representatives reasonable access for any purpose consistent with this Agreement from the date hereof until the Closing, during normal business hours, to the offices, properties, books, and records of Seller with respect to the Assets and the Restaurants and shall furnish to Purchaser and Hospitality such additional financial and operating data and other information as Seller may possess and as Purchaser or Hospitality may reasonably request, subject to Purchaser's and Hospitality's obligations regarding the confidentiality of such information as set forth in Section 6.2 hereof; provided, however, that such access shall be arranged in advance by Purchaser or by Hospitality with Seller and will be scheduled in a manner and with a frequency calculated to cause the minimum disruption of the business of Seller.

     4.7 Development Efforts. Seller shall use commercially reasonable efforts to maintain the current results of its development activities for the Development Sites set forth on Schedule 4.7 for the benefit of Purchaser until Purchaser's election pursuant to Section 6.5 hereto.

     4.8 Reporting Requirements. Through the Closing Date, Seller shall furnish to Purchaser:

     (a) Promptly after the occurrence, or failure to occur, of any such event, information with respect to any event which has materially adversely affected the Assets or the operations of the Restaurants.

     (b) As soon as available and in any event within 15 business days after the end of each fiscal month, the statement of operations of each Restaurant for such month in the Seller's regularly prepared format.

     (c) Promptly after the commencement of each such matter, notice of all actions, charges, orders or other directives affecting the Business or any Restaurant that, if adversely determined, could materially adversely affect the Assets, the operations, business, prospects or condition (financial or otherwise) of the Restaurant or the ability of Seller to perform its obligations hereunder.

     (d) Such other information respecting the Assets or the operations, business prospects, or condition (financial or otherwise) of the Restaurants as the Purchaser may from time to time reasonably request.

     (e) Promptly after discovery, information in respect of any representation or warranty made by Seller in this Agreement which was when made, or has subsequently become, untrue.

     (f) Promptly after receipt, any and all notices from Landlords under the Leases.

     4.9 Cooperation. Insofar as such conditions are within its reasonable control or influence, Seller will use commercially reasonable efforts to cause the conditions set forth in Article VII to be satisfied and to facilitate and cause the consummation of the transactions contemplated hereby, including obtaining the Consents. The parties acknowledge that no consents will be sought with respect to any Minor Contract even if the failure to so obtain a consent to assignment may result in a default or termination thereunder. Seller will use commercially reasonable efforts to obtain required consents of landlords to the assignment of the Leases and shall bear any expenses associated with obtaining such consents; however, Seller shall not be required to make any payment to a landlord (other than reimbursement of expenses), guarantee any Lease or remain liable for the payment thereof following the Closing, or agree to any concessions or amendment to other leases or arrangements with such landlord in order to obtain such consents.

     4.10 Subsequent Contracts. From the date of this Agreement to the Closing Date, Seller shall use commercially reasonable efforts (a) to include in any Material Contracts entered into by Seller ("Subsequent Contracts") a provision permitting the assignment of any such Subsequent Contract to Purchaser and providing that upon such assignment, Purchaser shall succeed to all of Seller's rights, title, and interests thereunder subject to the Purchaser's assumption of all of Seller's duties, powers, and obligations under such Subsequent Contract, and (b) to ensure that no Subsequent Contract contains any provision which would limit in any way the rights, title, and interests of Seller in the Assets.

     4.11 Transition Services.

     (a) For a period of three months after the Closing, if and to the extent requested in writing by Purchaser, Seller agrees to provide to Purchaser and/or Hospitality the services related to the Restaurants specified in Schedule 4.11 hereto (the "Services"). The Services shall be provided promptly and shall be provided in the same manner and with the same or similar personnel as Seller previously utilized.

     (b) Purchaser or Hospitality will each pay for the Services which they respectively receive on a monthly basis, after receipt of an invoice from Seller, at Seller's direct personnel cost incurred in connection with providing the requested Service, plus an amount of reasonable overhead agreed to in advance not to exceed 85% of the base salaries of the personnel providing the Services. Seller's invoice shall detail the personnel used, the amount of time spent, and its calculation of the cost thereof. Direct personnel cost shall include only base salary and benefits normally paid to Seller employees in such capacities.

     (c) Seller is not required to maintain the employment of any specific personnel in connection with providing the Services; provided, however, that if requested by Purchaser or Hospitality, Seller shall offer to specifically designated personnel a bonus incentive to remain for the three month period. The amount of such bonus shall be at the discretion of Purchaser. Such bonus, if accepted by the employee, shall be paid by Purchaser at the end of the three-month period, or for such shorter period as Purchaser may determine. Nothwithstanding anything else in this Section 4.11, if Seller no longer has the personnel to provide the services, Seller may outsource the Services to a third party so long as the Services provided are in substantially the manner which Seller would have provided if Seller did have such personnel and so long as the cost of the Services invoiced to Purchaser and/or Hospitality do not exceed the amount that the Services would have cost if Seller did have such personnel.

     4.12 Delivery of Real Estate Documents. Seller has previously provided to Purchaser legal descriptions of the Owned Real Property and copies of all surveys, title policies, and environmental reports pertaining to the Owned Real Property in Seller's possession.

     4.13 Risk of Loss. Seller shall give Purchaser notice of the occurrence of damage or destruction of or the commencement of condemnation proceedings affecting the Real Property. If any portion of the Real Property is condemned or is damaged or destroyed by fire or other casualty prior to the Closing, Purchaser shall have the option to (i) eliminate that tract from the Agreement and receive a deduction in the purchase price based on that portion of the purpose price allocated to such tract, or (ii) proceed to Closing and receive the insurance or condemnation proceeds associated therewith. Purchaser's election shall be made within 20 days following receipt of Seller's notice.

            ARTICLE V - REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser and Hospitality hereby represent and warrant to Sellers as follows:

     5.1 Organization, Corporate Power, Authorization. Each of Purchaser and Hospitality is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Wisconsin and in each other jurisdiction in which it is lawfully required to qualify to conduct business. Each of Purchaser and Hospitality has the corporate power and authority to execute and deliver this Agreement and the Bill of Sale and Assignment Agreement, and to consummate the transactions contemplated hereby. All corporate action on the part of Purchaser necessary for the authorization, execution, and delivery of this Agreement and the Bill of Sale and Assignment Agreement, and performance of all obligations of Purchaser thereunder has been duly taken.

     5.2 Non-Contravention. The execution and delivery of this Agreement and the Bill of Sale and Assignment Agreement by Purchaser and Hospitality do not and the consummation by Purchaser and Hospitality of the transactions contemplated hereby and thereby will not violate any provision of their respective articles of organization or operating agreement.

     5.3 Validity. This Agreement has been duly executed and delivered by Purchaser and Hospitality, and constitutes the legal, valid, and binding obligation of Purchaser and Hospitality, enforceable against Purchaser and Hospitality in accordance with its terms, subject to general equity principles and to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws from time to time in effect affecting the enforcement of creditors' rights. When the Bill of Sale and Assignment Agreement has been executed and delivered in accordance with this Agreement, it will constitute the legal, valid, and binding obligation of Purchaser, enforceable in accordance with its terms, subject to general equity principles and to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws from time to time in effect affecting the enforcement of creditors' rights.

     5.4 Litigation Relating to the Agreement. Neither Purchaser nor Hospitality is a party to, or subject to any judgment, decree, or order entered in any lawsuit or proceeding brought by any governmental agency or instrumentality or other party seeking to prevent the execution of this Agreement or the consummation of the transactions contemplated hereby.


                      ARTICLE VI - COVENANTS OF PURCHASER

     6.1 Purchaser Performance. After the Closing Date, Purchaser shall promptly pay as they become due and otherwise perform all obligations of Seller under the Assumed Liabilities and otherwise perform and fulfill all other obligations with respect to the Assets pertaining to the period after the Closing Date.

     6.2 Confidentiality. In connection with the negotiation of this Agreement, Seller may disclose Confidential Information, as defined below, to Purchaser and/or Hospitality. Purchaser and Hospitality agree that if the transactions contemplated herein are not consummated, eahc of Purchaser and Hospitality will return to Seller all documents and other written information furnished to it. Purchaser and Hospitality further agree to maintain the confidentiality of any and all Confidential Information of Seller and not disclose any Confidential Information to any Person other than such Person to whom Confidential Information must be disclosed to effect the transactions and who are bound by appropriate non-disclosure agreement or obligations. Purchaser and Hospitality shall not use such Confidential Information for financial gain or in any manner adverse to Seller. The foregoing obligations shall not apply to (i) any information which was known by Purchaser prior to its disclosure by Seller or

Hospitality; (ii) any information which was in the public domain prior to the disclosure thereof; (iii) any information which comes into the public domain through no fault of Purchaser; (iv) any information which is disclosed to Purchaser or Hospitality by a third party, other than an affiliate, having the legal right to make such disclosure; or (iv) any information which is required to be disclosed by Order of any Forum. For purposes of this Section, "Confidential Information" shall mean any and all technical, business, and other information which is (a) possessed or hereafter acquired by Seller and disclosed to Purchaser or Hospitality and (b) derives economic value, actual or potential, from not being generally known to Persons other than Seller, including, without limitation, technical or nontechnical data, compositions, devices, methods, techniques, drawings, inventions, processes, financial data, financial plans, product plans, lists of actual or potential customers or suppliers, information regarding the business plans and operations of Seller, and the existence of discussions and negotiations between the parties hereto relating to the terms hereof. The restrictions of this Section shall expire three years from the date hereof with respect to any confidential business information that does not constitute a trade secret under applicable law. Purchaser and Hospitality agree to execute a confidentiality agreement with respect to all information received in connection with due diligence.

     6.3 Seller Employees.

     (a) Hospitality shall offer employment to all ADI Personnel upon terms and conditions substantially equivalent to those provided by Seller; however, Hospitality shall not be required to provide stock options or any stock purchase rights. For a period of twelve months following the Closing, neither Purchaser nor Hospitality shall hire any person who was an employee of Seller or any subsidiary of Seller within the previous three months (other than ADI Personnel), and for a period of eighteen months following the Closing, neither Purchaser nor Hospitality shall solicit for employment any person who is an employee of Seller or any subsidiary of Seller.

     (b) Hospitality shall maintain employee records transferred to Hospitality hereunder for a period of not less than four years and during that period will afford Seller reasonable access to such records during Hospitality's normal business hours. Hospitality shall maintain the confidentiality of such records and limit access thereto in a manner consistent with Hospitality's treatment of its employee records.

     (c) Hopsitality agrees, with respect to ADI Personnel hired by Hospitality, to provide compensation and benefits to such ADI Personnel substantially equivalent to current levels, excluding stock options and the stock purchase program, and agrees (i) to give such employees credit under Hospitality's benefits plans, programs, and arrangements, including credit for accrued but unvested vacation which has been charged to Seller under Section 2.3, for such employees' period of service with Seller, provided that such credit shall only be taken into account under any tax-qualified plan maintained by Hospitality for purposes of determining such employees' eligibility for participation and eligibility to satisfy any hours of service requirement in order to receive an allocation of an employer contribution; (ii) to provide coverage to such employees who are eligible under Hospitality's health, medical, life insurance, and other welfare plans (A) without the need to undergo a physical examination or otherwise provide evidence of insurability; (B) any pre-existing condition or similar limitations or exclusions will be applied by taking into account the period of coverage under Seller's plan; (C) by applying and giving credit for amounts paid for the plan year in which the Closing Date occurs as deductibles, out of pocket expenses, and similar amounts paid by individuals and their beneficiaries.

     6.4 Cooperation. Insofar as such conditions are within its reasonable control or influence, each of Purchaser and Hospitality shall use commercially reasonable efforts to cause the conditions set forth in Article VII to be satisfied and to facilitate and cause the consummation of the transactions contemplated hereby. Specifically, but not by way of limitation, (i) Purchaser will use commercially reasonable efforts to obtain a commitment letter for financing the transactions contemplated hereby on substantially the terms set forth in Exhibit F (the "Financing Commitment"), (ii) Purchaser and Hospitality will promptly provide Franchisor with all information required by Franchisor to determine whether Hospitality will be approved by as a developer with respect to the Territory and whether Purchaser will be approved as a franchisee with respect to the Territory, (iii) Purchaser and Hospitality will actively pursue an agreement with Franchisor as to the principal terms of franchise and development agreements with respect to the Territory, and (iv) Purchaser will file all documents required to obtain approval of the transactions contemplated hereby under the HSR Act within 15 days of the date hereof.

     6.5 Development Sites. There are no Development Sites, and notwithstanding anything else herein, references in this Agreement to Development Sites and Development Costs shall take into account that there are no Development Sites.


               ARTICLE VII - CONDITIONS PRECEDENT TO THE CLOSING

     7.1 Title Examination and Property Inspection. (a) Purchaser has procurred obtained and reviewed (i) current surveys and title insurance commitments with respect to the Owned Real Property ("Owner's Title Commitments") pursuant to which the Title Company will agree to issue at Closing owner's policies of title insurance ("Owner's Title Policies") on American Land Title Association standard Form B-1990, without exceptions except as shown in the Owner's Title Commitments, to be issued by Chicago Title Insurance Company ("Title Company") in an amount in the case of each parcel equal to the purchase price allocated to such parcel of the Owned Real Property pursuant to Section 2.7, and (ii) current surveys and title insurance commitments with respect to the Real Property subject to a Lease (collectively, the "Leased Real Property") (the "Lessee Title Commitments", and collectively with the Owner's Title Commitments, the "Title Commitments") pursuant to which the Title Company will agree to issue at Closing lessee's policies of title insurance ("Lessee's Title Policies") on American Land Title Association standard form of leasehold owner's policy to insure leasehold estates, showing no exceptions except as shown in the Lessee Title Commitments. The Owner's Title Policies shall insure the Purchaser that, upon consummation of the purchase and sale herein contemplated, Purchaser will be vested with good, fee simple, marketable, and insurable title to the Owned Real Property, subject only to the Permitted Encumbrances or arising out of acts of the insured. The Lessee's Title Policies shall insure the Purchaser that, upon consummation of the transactions herein contemplated, Purchaser will be vested with a good, valid, marketable and insurable leasehold estate in and to the Leased Real Property, subject only to the Permitted Encumbrances. Purchaser has furnished to Seller a written statement of reasonable objections to exceptions, including any encumbrances or Surveys, which, in Purchaser's reasonable judgment, would materially interfere with or impair Purchaser's use of the Real Property for the operation of Applebee's restaurants or which would result in a material decrease in the value of the Real Property ("Material Objections"). Seller shall have until the Termination Date to satisfy such Material Objections (but with no obligation to do so) in all material respects, and if Seller fails to satisfy all Material Objections in all material respects on or prior to the Termination Date, then Purchaser's sole right and remedy shall be to either (i) waive the objections and elect to close, or (ii) terminate this Agreement by giving written notice of such termination to Seller. The parties acknowledge that some of the Leased Real Property may be located in shopping centers, and as such, unless the leased premises are a free standing building located on a separate pad with its own legal description ("Free Standing Premises") the Lessee Title Commitments for such Leased Real Property will contain encumbrances for the entire shopping centers. Purchaser may not object to title encumbrances for such Leased Real Property that do not affect the premises leased under the Leases, which such encumbrances shall be deemed to be Permitted Encumbrances.

     (b) Property Inspection.

     (A) Between the date of this Agreement and the Closing Date, Purchaser and Purchaser's agents, employees, contractors, representatives and other designees (hereinafter collectively called "Purchaser's Designees") shall have the right to enter the Real Property for the purposes of inspecting the Real Property, conducting soil tests, conducting surveys, mechanical and structural engineering studies, environmental studies, and conducting any other investigations, examinations, tests, and inspections as Purchaser may reasonably require to assess the condition of the Real Property and its compliance with laws; provided, however, that (i) any activities by or on behalf of Purchaser, including, without limitation, the entry by Purchaser or Purchaser's Designees onto the Real Property, or the other activities of Purchaser or Purchaser's Designees with respect to the Real Property (hereinafter called "Purchaser's Activities") shall not damage the Real Property in any material manner whatsoever or disturb or interfere with the rights of any lessor of Leased Real Property; (ii) in the event the Real Property is altered or disturbed in any manner in connection with any Purchaser's Activities, Purchaser shall immediately return the Real Property to the condition existing prior to Purchaser's Activities; (iii) Purchaser shall in no event without Seller's prior written consent disclose the results of any of its investigations, examinations, tests, or inspections to any party (including any Government unless required by law) other than to its lenders, attorneys, consultants, and investors; and (iv) Purchaser shall indemnify, defend, and hold Seller harmless from and against any and all claims, liabilities, damages, losses, costs, and expenses of any kind or nature whatsoever (including, without limitation, attorneys' fees, and expenses and court costs) suffered, incurred or sustained by Seller as a result of, by reason of, or in connection with any Purchaser's Activities. Notwithstanding any provision of this Agreement to the contrary, Purchaser shall not have the right to undertake any environmental studies or testing beyond the scope of a standard "Phase I" evaluation without the prior written consent of Seller and, if applicable, the lessor of any Leased Real Property.

     (B) Prior to any entry by Purchaser or any of Purchaser's Designees onto the Real Property, Purchaser shall: (i) procure a policy of commercial general liability insurance, issued by an insurer reasonably satisfactory to Seller, covering all Purchaser's Activities, with a single limit of liability (per occurrence and aggregate) of not less than $1,000,000.00; and (ii) deliver to Seller a Certificate of Insurance, evidencing that such insurance is in force and effect, and evidencing that Seller has been named as an additional insured thereunder with respect to any Purchaser's Activities. Such insurance shall be written on an "occurrence" basis, and shall be maintained in force until the earlier of (i) the termination of this Agreement and the conclusion of all Purchaser's Activities; or (ii) Closing.

     (C) Purchaser acknowledges that Seller may deliver to Purchaser certain documents and information in possession of Seller or Seller's agents with regard to the Real Property (hereinafter called the "Due Diligence Materials"). The Due Diligence Materials will be provided to Purchaser without any representation or warranty of any kind or nature whatsoever and are merely provided to Purchaser for Purchaser's informational purposes. Until Closing, Purchaser and Purchaser's Designees shall maintain all Due Diligence Materials as Confidential Information.

     7.2 Purchaser's and Hospitality's Conditions to Closing. The obligations of Purchaser and Hospitality hereunder are subject to satisfaction of each of the following conditions at or before Closing, the occurrence of which may, at the option of Purchaser and Hospitality, be waived:

     (a) Subject to the matters disclosed in the Disclosure Memorandum as supplemented by Seller from time to time, all representations and warranties of Seller in this Agreement shall be true in all material respects on and as of the Closing.

     (b) Any supplement to the Disclosure Memorandum delivered by Seller shall not reflect in Purchaser's reasonable judgment any material adverse change in the Assets or the Business.

     (c) Seller shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by Seller prior to or on the Closing Date.

     (d) Seller shall have obtained and delivered to Purchaser all Consents necessary to transfer and assign the Assets (except for Minor Contracts) to Purchaser.

     (e) Purchaser and Franchisor shall have entered into a franchise agreement with respect to each Restaurant in the Territory. Hospitality and Franchisor shall have entered into development agreements with respect to each ADI in the Territory.

     (f) Purchaser and Hospitality shall have obtained, either from Seller or directly from the issuing authority, all permits, licenses, including liquor licenses and beer permits, and approvals of all governmental and quasi-governmental authorities necessary for the operation of the Restaurants in accordance with franchise requirements; provided, however, that if Purchaser is unable to obtain from local municipal or county authorities a permit necessary for such operation of the Restaurants, and Purchaser reasonably believes that it will be able to obtain such a permit within two months of the Closing Date, Closing of the transactions contemplated hereunder will not be delayed if Seller delivers to Purchaser a duly executed liquor license management agreement or agreements with form and substance reasonably acceptable to Purchaser and Seller.

     (g) The waiting period under the HSR Act shall have expired or a notification of early termination of the waiting period shall have been received by Purchaser.

     (h) Purchaser shall have obtained the financing described on Exhibit F upon terms and conditions reasonably acceptable to Purchaser or other financing reasonably acceptable to Purchaser.

     (i) Purchaser shall have been issued the Title Policies.

     (j) Seller shall have delivered the items required by Section 2.4(a).

     7.3 Seller's Conditions to Closing. The obligations of Seller hereunder are subject to satisfaction of each of the following conditions at or before Closing, the occurrence of which may, at the option of Seller, be waived:

     (a) All representations and warranties of Purchaser and Hospitality in this Agreement shall be true on and as of the Closing, and Purchaser and Hospitality shall have delivered to Seller a certificate to such effect dated as of the Closing Date.

     (b) Purchaser and Hospitality shall have performed and complied in all material respects with Purchaser's and Hopsitality's obligations under this Agreement which are to be performed or complied with by Purchaser or Hospitality prior to or on the Closing Date.

     (c) Franchisor shall have agreed to terminate the Franchise Agreements effective as of the Closing.

     (d) Seller shall have obtained all the Consents.

     (e) The waiting period under the HSR Act shall have expired or a notification of early termination of the waiting period shall have been received by Seller.

     (f) Purchaser shall have delivered the items required by Section 2.4(b).

                         ARTICLE VIII - INDEMNIFICATION

     8.1 Purchaser Claims.

     (a) Seller shall indemnify and hold harmless Purchaser and Hospitality, and their respective successors and assigns, against, and in respect of:

     (i) Any and all damages, losses, liabilities, costs, and expenses incurred or suffered by Purchaser and Hospitality that result from, relate to, or arise out of:

     (A) any and all liabilities and obligations of Seller of any nature whatsoever, except for the Assumed Liabilities;

     (B) any failure by Seller to carry out any covenant or agreement contained in this Agreement;

     (C) any misrepresentation or breach of warranty by Seller contained in this Agreement, the Disclosure Memorandum, or any certificate, furnished to Purchaser or Hospitality by Seller pursuant hereto; or

     (D) any claim by any Person for any brokerage or finder's fee or commission in respect of the transactions contemplated hereby as a result of Seller's dealings, agreement, or arrangement with such Person.

     (ii) Any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs, and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing including all such expenses reasonably incurred in mitigating any damages resulting to Purchaser or Hospitality from any matter set forth in subsection (i) above.

     (b) Notwithstanding the foregoing, Seller shall have no liability for indemnification or otherwise with respect to Section 8.1(a)(i)(C) (and Section 8.1(a)(ii) to the extent the items covered thereby relate back to Section 8.1(a)(i)(C)) until the aggregate liability of Seller thereunder exceeds $159,163 and then only to the extent that the aggregate liability of Seller thereunder exceeds such amount; provided, however, that liabilities arising with respect to Sections 3.1 through 3.4 and Sections 3.5(a), 3.5(d), 3.7(g), and 3.9 hereof shall not be subject to the foregoing threshold and any liabilities arising with respect to such matters shall not be taken into account in computing aggregate liabilities for the purpose of applying such threshold amount to liabilities arising under other Sections subject thereto, provided, however, that Seller shall have no liability for indemnification or otherwise with respect to Section 8.1(a)(i)(C) to the extent it relates to Section 3.5(d) (and Section 8.1(a)(ii) to the extent the items covered thereby relate back to Section 8.1(a)(i)(C)'s applicability to Section 3.5(d)) until the aggregate liability of Seller thereunder relating to a particular Restaurant exceeds $5,000 for such Restaurant and then only to the extent that the aggregate liability of Seller thereunder exceeds such amount. In no event shall the aggregate liability of Seller under Section 8.1(a)(i)(C) (and Section 8.1(a)(ii) to the extent the items covered thereby relate back to Section 8.1(a)(i)(C)) exceed $3,008,000; provided, however, that liabilities arising with respect to Sections 3.1 through 3.4 and Sections 3.5(a), 3.5(d), and 3.9 hereof shall not be subject to the foregoing cap and any liabilities arising with respect to such matters shall not be taken into account in computing aggregate liabilities for the purpose of applying such cap to liabilities arising under other sections subject thereto.

     (c) The amount of any liability of Seller under this Section 8.1 shall be computed net of any tax benefit to Purchaser and Hospitality from the matter giving rise to the claim for indemnification hereunder and net of any insurance proceeds received by Purchaser or Hospitality with respect to the matter out of which such liability arose.

     (d) The representations and warranties of Seller contained in this Agreement, the Disclosure Memorandum, or any certificate delivered by or on behalf of Seller pursuant to this Agreement or in connection with the transactions contemplated herein shall survive the consummation of the transactions contemplated herein and shall continue in full force and effect for the periods specified below ("Survival Period"):

     (i) the representations and warranties contained in Section 3.5(d) shall be of no further force and effect after 60 days from the date of the Closing;

     (ii) the representations  and warranties  contained in Sections 3.1 through
3.4 and Sections 3.5(a), 3.7(g) and 3.9 shall survive until the expiration of any applicable statues of limitation provided by law; and

     (iii) all other representations and warranties of Seller shall be of no further force and effect after 18 months from the date of the Closing.

     Anything to the contrary notwithstanding, the Survival Period shall be extended automatically to include any time period necessary to resolve a written claim for indemnification which was made in reasonable detail before expiration of the Survival Period but not resolved prior to its expiration, and any such extension shall apply only as to the claims so asserted and not so resolved within the Survival Period. Liability for any such item shall continue until such claim shall have been finally settled, decided, or adjudicated.

     (e) Except for claims under Sections 4.1, 4.3, 4.4, 4.5, 4.11, and 4.13 which shall survive the Closing, Purchaser and Hospitality may not assert any claim against Seller for breach of any covenant contained in Article IV and all such claims shall be deemed to be waived as a result of the Closing.

     (f) Purchaser and Hospitality shall provide written notice to Seller of any claim for indemnification under this Article as soon as practicable; provided, however, that failure to provide such notice on a timely basis shall not bar Purchaser's or Hospitality's ability to assert any such claim except to the extent that Seller is actually prejudiced thereby. Purchaser and Hospitality shall make commercially reasonable efforts to mitigate any damages, expenses, etc. resulting from any matter giving rise to liability of Seller under this Article.

     (g) Notwithstanding any other provision of this Article VIII, the aggregate principal amount of the obligation of Seller under this Article VIII shall not exceed the gross proceeds actually received by the Seller in connection with this Agreement and the transaction contemplated hereby.

     8.2 Defense of Third Party Claims. With respect to any claim by Purchaser or Hospitality under Section 8.1, relating to a third party claim or demand, Purchaser and Hospitality shall provide Seller with prompt written notice thereof in accordance with Section 10.4 and Seller may defend, in good faith and at its expense, by legal counsel chosen by it and reasonably acceptable to Purchaser and Hospitality any such claim or demand, and Purchaser and
Hospitality, at their expense, shall have the right to participate in the defense of any such third party claim. So long as Seller is defending in good faith any such third party claim, Purchaser and Hospitality shall not settle or compromise such third party claim. In any event, Purchaser and Hospitality shall cooperate in the settlement or compromise of, or defense against, any such asserted claim. Notwithstanding the foregoing, Seller shall obtain the consent of Purchaser and Hospitality, which consent shall not be unreasonably withheld, prior to settling any such third party claim. In the event, the Seller shall notify the Purchaser and Hospitality that it disputes any claim made by the Purchaser or Hospitality and/or it shall fail to defend such claim actively and in good faith, then the Purchaser and Hospitality shall have the right to conduct a defense against such claim and shall have the right to settle and compromise such claim without the consent of the Seller. Once the amount of such claim is liquidated and the claim is finally determined, the Purchaser and

Hospitality shall be entitled to pursue each and every remedy available to it at law or in equity (through the procedure specified in Section 8.5) to enforce the indemnification provisions of this Article VIII and, in the event it is determined, or the Seller agrees, that it is obligated to indemnify the Purchaser and Hospitality for such claim, the Seller agrees to pay all costs, expenses and fees, including all reasonable attorneys' fees, which may be incurred by Purchaser in attempting to enforce indemnification under this
Article VIII.

     8.3 Seller Claims. Purchaser and Hospitality shall indemnify and hold harmless Seller against, and in respect of, any and all damages, claims, losses, liabilities, and expenses, including without limitation, legal, accounting and other expenses, which may arise out of: (i) any breach or violation by Purchaser or Hospitality of any covenant set forth herein or any failure to fulfill any obligation set forth herein, including, but not limited to, the obligation to satisfy the Assumed Liabilities; (ii) any breach of any of the representations or warranties made in this Agreement by Purchaser or Hospitality; or (iii) any claim by any Person for any brokerage or finder's fee or commission in respect of the transactions contemplated hereby as a result of Purchaser's or Hospitality's dealings, agreement, or arrangement with such Person.

     8.4 Exclusive  Remedies.  The rights and remedies of the parties under this
Article VIII shall be the sole and exclusive rights and remedies that either party may seek for any misrepresentation, breach of warranty, or failure to fulfill any covenant or agreement under this Agreement, except that either party may seek specific performance or injunctive relief.

     8.5 Settlement of Disputes.

     (a) Arbitration. All disputes with respect to any claim for indemnification under this Article VIII and all other disputes and controversies of every kind and nature between the parties hereto arising out of or in connection with this Agreement shall be submitted to arbitration pursuant to the following procedures:

     (i) After a dispute or controversy arises, either party may, in a written notice delivered to the other party, demand such arbitration. Such notice shall designate the name of the arbitrator appointed by such party demanding arbitration, together with a statement of the matter in controversy;

     (ii) Within 30 days after receipt of such demand, the other party shall, in a written notice delivered to the other party, name such party's arbitrator. If such party fails to name an arbitrator, then the second arbitrator shall be named by the American Arbitration Association ("AAA"). The two arbitrators so selected shall name a third arbitrator within 30 days, or in lieu of such agreement on a third arbitrator by the two arbitrators so appointed, the third arbitrator shall be appointed by the AAA;

     (iii) The arbitration hearing shall be held in Milwaukee, Wisconsin (in the case of arbitration initiated by Seller) or in Atlanta, Georgia (in the case of arbitration initiated by Purchaser or Hopsitality) or in a location mutually agreeable to Seller, Purchaser, and Hospitality; or if Purchaser, Hospitality, and Seller are unable to agree then at a location designated by a majority of the arbitrators. The Commercial Arbitration Rule of the AAA shall be used and the substantive laws of the State of Wisconsin (excluding conflict of laws provisions) shall apply;

     (iv) An award rendered by a majority of the arbitrators appointed pursuant to this Agreement shall be final and binding on all parties to the proceeding, shall deal with the question of costs of the arbitration and all related matters, and judgment on such award may be entered by either party in a court of competent jurisdiction; and

     (v) Except as set forth in subsection (b) below, the parties stipulate that the provisions of this Section 8.5 shall be a complete defense to any suit, action or proceeding instituted in any federal, state, or local court or before any administrative tribunal with respect to any controversy or dispute arising out of this Agreement. The arbitration provisions hereof shall, with respect to such controversy or dispute, survive the termination or expiration of this Agreement.

     (b) Emergency Relief. Notwithstanding anything in this Section 8.5 to the contrary, either party may seek from a court any provisional remedy that may be necessary to protect any rights or property of such party pending the establishment of the arbitral tribunal or its determination of the merits of the controversy.


                            ARTICLE IX - TERMINATION

     9.1 Termination.

     (a) This Agreement may be terminated as follows:

     (i)  At  any  time  by  the  mutual  consent  of  Seller,   Purchaser,  and
Hospitality;

     (ii) By Purchaser pursuant to Section 7.1;

     (iii) By Seller if (i) Purchaser shall not have obtained and provided a copy of a Financing Commitment to Seller by the Termination Date, (ii) Purchaser shall not been approved hereof as a franchisee with respect to the Territory by Franchisor by the Termination Date or has not reached agreement with Franchisor as to the material terms of franchise agreements with respect to the Territory by the Termination Date, (iii) Hospitality shall not have reached agreement with Franchisor as to a development schedule and other material terms of development agreements with respect to the Territory by the Termination Date;

     (iv) By either Seller, Purchaser, or Hospitality, at its sole election, at any time after the Termination Date, if the Closing shall not have occurred on or prior to such date;

     (v) By Purchaser, if Seller makes any amendment or modification of, or addition or supplement to, the Disclosure Memorandum the subject of which has, had or could reasonably be expected to have a material adverse effect upon the financial condition, properties, liabilities, business, results or operations of the Business; or

     (v) By Purchaser, pursuant to Section 2.10 hereof.

     (b) In the event of the termination of this Agreement pursuant to subparagraph (a)(iv) above because Seller, Purchaser, or Hospitality, as the case may be, shall have willingly failed to fulfill its obligations hereunder, the other party shall, subject to Section 8.5, be entitled to pursue, exercise, and enforce any and all remedies, rights, powers, and privileges available to it at law or in equity.

     (c) If this Agreement is terminated pursuant to this Section 9.1, subject to Section 9.1(b) and subject to Section 9.1(a)(v) and the liabilities specified in Section 2.10, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of either party to the other, provided that, Section 6.2, Article VIII, and Article X hereof shall survive the termination of this Agreement.


                           ARTICLE X - MISCELLANEOUS

     10.1 Expenses. (a) Each party hereto shall pay its own legal, accounting, and similar expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement, and the consummation of the transactions contemplated hereby.

     (b) The parties shall split equally the costs of all filing fees required under the HSR Act.

     (c) Purchaser shall pay the costs of obtaining title insurance with respect to the Real Property. Seller shall pay the costs of all transfer, intangible, recording, and documentary taxes, stamps, and fees with respect to the transfer of the Owned Real Property and the Leases. Purchaser shall pay the cost of all surveys, and all environmental investigations, studies, and reports, and all other costs of any investigation of the Assets, the Restaurants, or the Business by Purchaser.

     (d) Purchaser shall pay any costs associated with the transfer of any Permits and the cost of obtaining liquor licenses or other Permits that are not assignable.

     (e) The parties shall split equally the cost of any sales taxes, transfer taxes, documentary stamp taxes, or other taxes imposed with respect to the transfer of any Assets constituting personal property.

     (f) Seller shall pay the costs of obtaining any Consents.

     (g) Following the Closing, Seller shall pay to Purchaser on a monthly basis as billed the amount of all gift certificates issued by Seller prior to the Closing and redeemed thereafter.

     10.2 Contents of Agreement; Parties in Interest; etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and constitutes a complete statement of the terms of such transaction. This Agreement shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. Neither party has been induced to enter into this Agreement in reliance on, and has not relied upon, any statement, representation, or warranty of the other party not set forth in this Agreement, the Disclosure Memorandum, or any certificate delivered pursuant to this Agreement.

     10.3 Assignment and Binding Effect. Purchaser may assign the right to receive any of the Assets at Closing to any affiliate or other third party reasonably acceptable to Seller and acceptable to Franchisor, provided that no such assignment shall affect Purchaser's liability hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of Seller and Purchaser.

     10.4 Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by telecopy or by first class registered or certified United States Mail, with proper postage prepaid, as follows:


If to Seller, to:                          With a required copy to:

Apple South, Inc.                          Kilpatrick Stockton LLP
Hancock at Washington                      1100 Peachtree Street, Suite 2800
Madison, Georgia  30650                    Atlanta, Georgia  30309
Attention:  Louis J. (Dusty) Profumo       Attention:  Larry D. Ledbetter, Esq.
Fax:  706-343-2434                         Fax:  404-815-6555

If to Purchaser:                           With a required copy to:

WHG Real Estate South, LLC                 Godfrey & Kahn, S.C.
c/o Wisconsin Hospitality Group, LLC       780 N. Water Street
2500 North Mayfair Road, Suite G-117       Milwaukee, WI  53202
Wauwatosa, Wisconsin  53226                Attention:  Kelley Falkner
Attention:  Mark Dillon                    Fax:  (414) 273-5198
Fax:  (414) 369-0705

If to Hospitality:                         With a required copy to:

Wisconsin Hospitality Group, LLC           Godfrey & Kahn, S.C.
2500 North Mayfair Road, Suite G-117       780 N. Water Street
Wauwatosa, Wisconsin  53226                Milwaukee, WI  53202
Attention:  Mark Dillon                    Attention:  Kelley Falkner
Fax:  (404) 369-0705                       Fax:  (414) 273-5198

If to Guarantor:                           With a required copy to:

Wisconsin Hospitality Group, LLC           Godfrey & Kahn, S.C.
2500 North Mayfair Road, Suite G-117       780 N. Water Street
Wauwatosa, Wisconsin  53226                Milwaukee, WI  53202
Attention:  Mark Dillon                    Attention:  Kelley Falkner
Fax:  (414) 369-0705                       Fax:  (414) 273-5198

or to such other address or person as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date actually delivered, or if mailed, four days after deposit in the U. S. Mail properly addressed with adequate postage affixed.

     10.5 WISCONSIN LAW TO GOVERN. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WISCONSIN WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

     10.6 Headings. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement.

     10.7 Schedules and Exhibits. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

     10.8 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     10.9 Public Announcements. Purchaser, Hospitality, and Seller will coordinate with each other all press releases relating to the transactions contemplated by this Agreement and, except to the extent required by law, refrain from issuing any press release, publicity statement, or other public notice relating to this Agreement or the transactions contemplated hereby without providing the other party reasonable opportunity to review and comment thereon.

     10.10 Disclaimer of Warranties. OTHER THAN TO THE EXTENT OF ANY EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT AND IN THE CLOSING CERTIFICATE REQUIRED BY SECTION 2.4(a)(i), SELLER DOES NOT, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, AND SELLER SHALL NOT, BY THE EXECUTION AND DELIVERY OF ANY DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION WITH THE CLOSING, MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE WHATSOEVER, WITH RESPECT TO THE ASSETS, AND ALL SUCH

WARRANTIES ARE HEREBY DISCLAIMED. PURCHASER WILL CONDUCT SUCH INSPECTIONS AND INVESTIGATIONS OF THE ASSETS (INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITION THEREOF) AND RELY UPON SAME AND, UPON CLOSING, SHALL ASSUME THE RISK THAT ADVERSE MATTERS MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INSPECTIONS AND INVESTIGATIONS EXCEPT TO THE EXTENT OF SELLER'S REPRESENTATIONS AND WARRANTIES MADE HEREIN. SELLER SHALL SELL AND CONVEY TO PURCHASER, AND PURCHASER SHALL ACCEPT, THE ASSETS "AS IS", "WHERE IS", AND WITH ALL FAULTS, EXCEPT TO THE EXTENT OF SELLER'S REPRESENTATIONS AND WARRANTIES MADE HEREIN, AND THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS, COLLATERAL TO OR AFFECTING THE ASSETS BY SELLER, SELLER MAKES, AND SHALL MAKE, NO EXPRESS OR IMPLIED WARRANTY OF SUITABILITY OR FITNESS OF ANY OF THE ASSETS FOR ANY PURPOSE, OR AS TO THE MERCHANTABILITY, ENVIRONMENTAL CONDITION, TITLE, VALUE, QUALITY, QUANTITY, CONDITION OR SALABILITY OF ANY OF THE ASSETS, OR AS TO THE PRESENCE ON OR ABSENCE FROM THE ASSETS OF ANY HAZARDOUS MATERIAL EXCEPT TO THE EXTENT OF SELLER'S REPRESENTATIONS AND WARRANTIES HEREIN. THE TERMS AND CONDITIONS OF THIS
SECTION 10.11 SHALL SURVIVE THE CONSUMMATION OF THE PURCHASE AND SALE OF THE ASSETS ON THE CLOSING DATE WITHOUT REGARD TO ANY GENERAL LIMITATIONS UPON SURVIVAL SET FORTH IN THIS AGREEMENT. THE LIMITATIONS SET FORTH IN THIS SECTION SHALL IN NO WAY LIMIT ANY WARRANTY FROM ANY THIRD PARTY.

     10.11 Time. Time is and shall be of the essence of this Agreement.

     10.12 Guarantee. Mark Dillon agrees to guarantee the performance and obligations of Purchaser with respect to this agreement; provided that such guarantee shall terminate after the Closing Date, and Seller has relied upon such guarantee in entering into this Agreement.

                     [Signatures Located on Following Pages]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                               SELLER:

                                               APPLE SOUTH, INC.

                                               By:


                                               PURCHASER:

                                               WHG REAL ESTATE SOUTH, LLC

                                               By:

                                               By:


                                               HOSPITALITY:

                                               WISCONSIN HOSPITALITY GROUP, LLC

                                                By:


                                                GUARANTOR:

                                                MARK DILLON

                              DISCLOSURE MEMORANDUM


                                Table of Contents


Schedule                 Title

1.1(i)                   Tangible Personal Property located in the Restaurants

1.1A                     Restaurants by Address

1.1B                     Leases

1.1C                     Legal Description of Owned Real Property

1.1D                     Material Contracts

1.1E                     Territory

3.3                      Consents Required to Assign Leases and
                         Material Contracts

3.6 List of Material Contract and Leases and amendments thereto

3.7(a)                   Location and Ownership of Restaurants

3.7(g)                   List of Environmental Reports and Matters

3.8                      Financial Statements

3.10                     Litigation

3.11                     Permits

3.15                     Seller Plans

4.7                      Development Sites

4.11                     Transition Services

                            EXHIBIT TABLE OF CONTENTS


EXHIBIT                  TITLE

     A                   Bill of Sale and Assignment Agreement

     B                   Adjustment to Purchase Price

     C                   Opinion of Seller's Counsel

     D                   Opinion of Purchaser's and Hospitality's Counsel

     E                   Allocation of Purchase Price

     F                   Lender's Commitment Letter






     Exhibits and schedules to this agreement are not filed pursuant to Item 601(b)(2) of SEC Regulation S-K. By the filing of this Form 8-K, the Registrant hereby agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.